Exhibit 10.1

RETIREMENT AND TRANSITION AGREEMENT AND GENERAL RELEASE

This is a Retirement and Transition Agreement and General Release (hereinafter referred to as the "Agreement") between Carl Sottosanti (hereinafter referred to as the "Employee") and Penn National Gaming, Inc. (hereinafter referred to as the "Employer"). In consideration of the mutual promises and commitments made in this Agreement, and intending to be legally bound, Employee, on the one hand, and the Employer on the other hand, agree to the terms set forth in this Agreement.

1.       Employer and Employee hereby acknowledge that Employee will retire as Executive Vice President, General Counsel and Secretary of Employer effective as of December 31, 2020. The parties have agreed that Employee shall remain employed as a non-officer employee in an executive advisory position by Employer through March 1, 2021, at which time his employment with Employer and all of its affiliates will end (the “Separation Date”).

2.       (a)           When used in this Agreement, the word "Releasees" means the Employer and all or any of its past and present parent, subsidiary and affiliated corporations, companies, partnerships, members, joint ventures and other entities and their groups, divisions, departments and units, and their past and present directors, trustees, officers, managers, partners, supervisors, employees, attorneys, agents and consultants, and their predecessors, successors and assigns.

  (b)           When used in this Agreement, the word "Claims" means each and every claim, complaint, cause of action, and grievance, whether known or unknown and whether fixed or contingent, and each and every promise, assurance, contract, representation, guarantee, warranty, right and commitment of any kind, whether known or unknown and whether fixed or contingent.

3.           In consideration of the promises of the Employer set forth in this Agreement, and intending to be legally bound, Employee hereby irrevocably releases and forever discharges all Releasees of and from any and all Claims that he (on behalf of either himself or any other person or persons) ever had or now has against any and all of the Releasees, or which he (or his heirs, executors, administrators or assigns or any of them) hereafter can, shall or may have against any and all of the Releasees, for or by reason of any cause, matter, thing, occurrence or event whatsoever through the effective date of this Agreement. Employee acknowledges and agrees that the Claims released in this paragraph include, but are not limited to, (a) any and all Claims based on any law, statute or constitution or based on contract or in tort or common law, and (b) any and all Claims based on or arising under any civil rights laws, such as any Pennsylvania or New Jersey employment laws, or Title VII of the Civil Rights Act of 1964 (42 U.S.C. § 2000e et seq.), or the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.) (hereinafter referred to as the "ADEA"), and (c) any and all Claims under any grievance or complaint procedure of any kind, and (d) any and all Claims based on or arising out of or related to his recruitment by, employment with, the termination of his employment with, his performance of any services in any capacity for, or any other arrangement or transaction with, each or any of the Releasees. This Agreement is not intended to release any individual right to proceed or recover remedies under the Fair Labor Standards Act (“FLSA”). Employee waives participation, to the extent permitted by federal or state law, in any class or collective action, as either a class or collective action representative or participant. Employee also understands, that by signing this Agreement, he is waiving all Claims against any and all of the Releasees released by this Agreement; provided, however, that as set forth in section 7 (f) (1) (c) of the ADEA, as added by the Older Workers Benefit Protection Act of 1990, nothing in this Agreement constitutes or shall (i) be construed to constitute a waiver by Employee of any rights or claims that may arise after this Agreement is executed by Employee, or (ii) impair Employee’s right to file a charge with the Securities and Exchange Commission (“SEC”), the U.S. Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”) or any state agency or to participate in an investigation or proceeding conducted by the SEC, EEOC, NLRB or any state agency or as otherwise required by law. Notwithstanding the foregoing, Employee agrees to waive Employee’s right to recover individual relief in any charge, complaint, or lawsuit filed by Employee or anyone on Employee’s behalf, except that this does not waive the Employee’s ability to obtain monetary awards from the SEC’s whistleblower program. The Employer and Releasees hereby agree to irrevocably release and forever discharge Employee from any and all Claims including any Claims in connection with his employment with Employer.

4.       Employee, Employer and Releasees covenant and agree not to sue or seek recourse from the other party for any Claims released by this Agreement and to waive any recovery related to any Claims covered by this Agreement. Employee further certifies that he is not aware of any actual or attempted regulatory, SEC, EEOC or other legal violations by Employer and that his retirement is not a result of retaliation based on any legal rights or opposition to an illegal practice.

5.       Employee agrees to keep confidential and not disclose to any third party, nor use for any other purpose, any non-public Employer information, including, without limitation, financial, customer or strategic data or trade secrets.

6.       Employee agrees that, except for (a) the payment of Employee’s base salary (as of November 17, 2020) through the Separation Date, (b) the vesting and payment of Employee’s equity awards in the ordinary course through the Separation Date in accordance with the terms of the Company’s 2008 Long Term Incentive Compensation Plan (the “2008 Plan”), 2018 Long Term Incentive Compensation Plan (the “2018 Plan”) and the performance share programs thereunder and the vesting at target of certain performance awards through the Separation Date, subject to any payment delay required under Section 10.4 of the 2008 Plan and 2018 Plan, as set forth in Exhibit A attached hereto, (c) a one-time transition award of $400,000 to be paid by the Employer on January 1, 2021 in consideration for Employee’s transition of duties to his successor, (d) reimbursement by the Employer for the full cost of purchasing coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”) for the period of April 1, 2021 through September 30, 2021, and (e) payment of any deferred compensation at such time and amounts as determined in accordance with the terms of the Employer’s Deferred Compensation Plan and Employee’s election(s) thereunder, there is no other compensation, benefits, or other payments due or owed to him by each or any of the Releasees, including, without limitation, the Employer, and there are no other payments due or owed to him in connection with his employment with Employer.

7.       The terms of this Agreement are not to be considered as an admission on behalf of either party. Neither this Agreement nor its terms shall be admissible as evidence of any liability or wrongdoing by each or any of the Releasees in any judicial, administrative or other proceeding now pending or hereafter instituted by any person or entity. The Employer and Employee are entering into this Agreement solely for the purpose of effectuating a mutually satisfactory transition of Employee's employment.

8.       All provisions of this Agreement are severable and if any of them is determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force to the fullest extent permitted by law.

9.       This Agreement shall be governed by and interpreted under and in accordance with the laws of the Commonwealth of Pennsylvania. Any suit, claim or cause of action arising under or related to this Agreement shall be submitted by the parties hereto to the exclusive jurisdiction of the courts of Pennsylvania or to the federal courts located therein if they otherwise have jurisdiction.

10.     This Agreement constitutes a complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, offer letters, severance policies and plans, negotiations, or discussions relating to the subject matter of this Agreement and no other agreement shall be binding upon each or any of the Releasees, including, but not limited to, any agreement made hereafter, unless in writing and signed by an officer of the Employer, and only such agreement shall be binding against the Employer. This Agreement and the Executive Agreement by and between the Employer and Employee, effective as of December 31, 2018, as amended on March 27, 2020 and on October 1, 2020 (as amended, the “2018 Agreement”) shall be binding on any successors or assigns of both parties. Except as modified herein, all other terms of the 2018 Agreement that are in effect shall remain in full force and effect. Employer agrees that all of Employee’s notice obligations have been satisfied.

11.       Employee is advised, and acknowledges that he has been advised, to consult with an attorney before signing this Agreement.

12.       Employee acknowledges that he is signing this Agreement voluntarily, with full knowledge of the nature and consequences of its terms.

13.       All executed copies of this Agreement and photocopies thereof shall have the same force and effect and shall be as legally binding and enforceable as the original.

14.       Employee acknowledges that he has been given up to twenty-one (21) days within which to consider this Agreement before signing it. Subject to paragraph 15 below, this Agreement will become effective on the date of Employee's signature hereof.

15.       For a period of seven (7) calendar days following his signature of this Agreement, Employee may revoke the Agreement, and the Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired. Employee may revoke this Agreement at any time within that seven (7) day period, by sending a written notice of revocation to the Deputy General Counsel of Employer. Such written notice must be actually received by the Employer within that seven (7) day period in order to be valid. If a valid revocation is received within that seven (7) day period, this Agreement shall be null and void for all purposes and no additional benefits shall be conferred. If Employee does not revoke this Agreement, the benefits described in this Agreement shall become effective.

IN WITNESS WHEREOF, the Parties have read, understand and do voluntarily execute this Retirement and Transition Agreement and General Release.

EMPLOYER		EMPLOYEE

By:	/s/ Jay Snowden	/s/ Carl Sottosanti

Date: November 17, 2020		Date: 11/17/20

Exhibit A

Grant Date	Option Price	Options Granted	Options that vest on or prior to 3/01/2021	Original Termination Date	New Termination Date
1/4/2017	$14.10	85,253	21,313	1/4/2024	No Change
1/3/2018	$30.74	48,583	12,146	1/3/2025	3/1/2024
1/3/2019	$19.45	80,717	20,179	1/3/2029	3/1/2024
1/3/2020	$26.14	65,312	16,328	1/3/2030	3/1/2024

Performance Share Plan	Tranche	Type of Award	Performance Period	Vesting Date	Number of Performance Shares or Phantom Stock Units Vesting
2018 Performance Share Plan	1st	Performance Shares	1/1/2018 to 12/31/2018	3/1/2021	6,199
2018 Performance Share Plan	2nd	Performance Shares	1/1/2019 to 12/31/2019	3/1/2021	6,238
2018 Performance Share Plan	3rd	Performance Shares	1/1/2020 to 12/31/2020	3/1/2021	5,340*
2019 Performance Share Plan	1st	Performance Shares	1/1/2019 to 12/31/2019	3/1/2021	9,972
2019 Performance Share Plan	2nd	Performance Shares	1/1/2020 to 12/31/2020	3/1/2021	7,475*
2019 Performance Share Plan	3rd	Performance Shares	1/1/2021 to 12/31/2021	3/1/2021	1,246**
2019 Performance Share Plan	1st	Cash-Settled Phantom Stock Units	1/1/2019 to 12/31/2019	3/1/2021	9,972
2019 Performance Share Plan	2nd	Cash-Settled Phantom Stock Units	1/1/2020 to 12/31/2020	3/1/2021	7,475*
2019 Performance Share Plan	3rd	Cash-Settled Phantom Stock Units	1/1/2021 to 12/31/2021	3/1/2021	1,246**
2020 Performance Share Plan	1st	Performance Shares	1/1/2020 to 12/31/2020	3/1/2021	5,159*
2020 Performance Share Plan	2nd	Performance Shares	1/1/2021 to 12/31/2021	3/1/2021	860**
2020 Performance Share Plan	1st	Cash-Settled Phantom Stock Units	1/1/2020 to 12/31/2020	3/1/2021	5,159*
2020 Performance Share Plan	2nd	Cash-Settled Phantom Stock Units	1/1/2021 to 12/31/2021	3/1/2021	860**

* Reflects vesting at target for 2020.

** Reflects 2/12 at target for 2021.

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